EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Finance Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-226252) on Form S-3ASR, registration statement (No. 333-210532) on Form S-3DPOS, and registration statement (No. 333-227189) on Form S-8 of American Finance Trust, Inc. of our report dated March 7, 2019, with respect to the consolidated balance sheet of American Finance Trust, Inc. and subsidiaries as of December 31, 2018, the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes and financial statement schedule titled Schedule III - Real Estate and Accumulated Depreciation - Part II, for each of the years in the two-year period ended December 31, 2018 (collectively, the "consolidated financial statements"), which report appears in the December 31, 2019 annual report on Form 10-K of American Finance Trust, Inc.

/s/ KPMG LLP

New York, New York
February 26, 2020